Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 11, 2009, with respect to the consolidated balance sheets of Geokinetics Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders’ equity and other comprehensive income and cash flows for the three years in the period ended December 31, 2008 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this Registration Statement on Form S-3. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ UHY LLP

Houston, Texas

June 26, 2009